Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS
1st QUARTER RESULTS

CRANFORD, NJ, May 15, 2014 – Metalico, Inc. (NYSE MKT: MEA) today reported a consolidated net loss of $4.2 million, or $0.08 per share, for the first quarter.

The Company posted sales of $135 million for the quarter ended March 31, 2014, compared to $138 million for last year’s first quarter, and a net loss of $1.2 million or $0.02 per share for the 2013 quarter. In the fourth quarter of 2013 Metalico reported an adjusted net loss of $3.3 million, or $0.07 per share.

In the first quarter, income taxes were negatively impacted by a $1.2 million one-time noncash charge, or $0.02 per share, to write off certain deferred tax assets due to a recent change in New York State tax law. The Company expects to benefit from the change in future quarters.

Sequential Comparison to Fourth Quarter of 2013

•	Sales grew 7% to $135 million from $127 million.

•	Operating loss of $2.0 million compares to loss of $1.0 million.

•	Net loss of $4.2 million follows a net loss of $3.3 million.

•	Loss per share was $0.08 compared to a loss of $0.07 per share.

•	EBITDA fell to $2.8 million from $3.6 million.

•	Cash flow from operations grew to $10.7 million from $4.7 million

•	Unit volumes shipped increased by 1% for ferrous scrap and fell 2% for non-ferrous scrap.

•	Lead product shipments decreased by 5% to 9.9 million pounds from 10.4 million pounds.

Prior Year’s First Quarter Comparison

Year-over-year first quarter comparisons reflect lower financial and mixed volume results:

•	Sales fell 2% to $135 million from $138 million.

•	Operating loss of $2.0 million compares to income of $0.6 million.

•	Net loss was $4.2 million compared to net loss of $1.2 million.

•	Loss per share was $0.08 compared to loss per share of $0.02.

•	EBITDA dropped to $2.8 million from $5.5 million.

•	Cash flow from operations increased to $10.7 million from $7.0 million.

•	Ferrous unit volume shipments increased 3% while non-ferrous volume fell 3%.

•	Lead product shipments fell 7% from 10.6 million pounds.

Result Drivers for the Quarter

First quarter results for the scrap metal recycling segment were negatively impacted by several factors in addition to the already well-documented severe weather woes suffered by much of the United States.

Metal margins suffered due to higher inventory pass-through costs, particularly for sales of export heavy-melt product, which lost money. Additionally, some items of inventory with relatively higher margins were not shipped until the second quarter due to transportation constraints. Scrap operations realized lower productivity and higher energy costs. Transportation costs were also negatively impacted by the harsh weather.

Combined, these factors resulted in an operating loss for Metalico’s Scrap Metal Recycling segment, only partially offset by profitability in its Lead Product Fabricating segment.

Lead Fabricating operations were again profitable for the period with slightly higher average product selling prices. But Lead results were also affected by higher inventory costs and decreased shipments, which were 7% lower than in last year’s first quarter.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $1.2 million of operating loss in the first quarter compared to $1.2 million of operating income last year. The Lead Fabricating segment reported operating income of $1.0 million compared to $1.5 million in the prior-year period. See segment reporting table below for further details.

Volume Comparisons

Quarterly volume of units sold
			Q1 2014		Q1 2014
	Q1 2014	Q4 2013	Change	Q1 2013	Change

Ferrous (gross tons)	146,900	144,900	1%	143,100	3%
Non-Ferrous (pounds)	43,658,000	44,410,000	-2%	45,186,600	-3%
Lead (pounds)	9,889,000	10,412,000	-5%	10,608,000	-7%

Balance Sheet Summary

The Company continued to generate positive cash flow, turned inventory, and reduced outstanding debt to $116.5 million as of March 31, 2014, from $127.4 million at December 31, 2013. The decrease was principally due to the application of cash generated from operations to reduce the Company’s revolving credit facility balance.

Metalico had cash on hand of $5.0 million and availability under the revolving credit facility of $22.5 million at March 31. The decrease in reported working capital at quarter-end principally resulted from the reclassification of debt from long term to short term.

The Company obtained a waiver from its senior secured lenders for a failure to comply with a maximum leverage ratio covenant as of March 31. Availability under the revolving credit facility has not been affected by the waiver and the Company’s business operations continue as usual. Metalico’s ability to draw funds under its financing agreement to redeem the $23.4 million principal balance of its 7% Convertible Notes in the event of a put on June 30 is contingent upon continued compliance with the covenants in the financing agreement and the consent of the lenders. The Company intends to work with Note holders to reach an agreement that will satisfy the holders’ optional repurchase right, which may include the sale of assets, extension of the Note holders’ repurchase right, or issuance of new debt or equity or a combination of both.

Shareholders’ equity was $143.4 million as of March 31, 2014, compared to $147.2 million as of December 31, 2013. As of March 31, 2014, Metalico had 48,210,183 common shares issued and outstanding.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, commented, “Despite all the weather-related problems, we maintained comparable unit shipments, but would have shipped more if not for disruptions to transportation networks. Selling prices were mixed, but higher inventory costs pressured metal margins, particularly for lower grade export products.”

He added, “The warmer weather has brought improved scrap flows but also softer selling pricing for most commodities. Our efforts remain focused on expanding margins by lowering metal buying prices where possible, efficiently processing and maximizing shipments while being sensitive to transportation costs.”

Metals Outlook

Ferrous Scrap:
Pricing should remain pressured until export market prices rebound. Scrap buying prices being paid by domestic mills have been weakened by the abundant supply offered by export yards. Export scrap is normally loaded on ships and leaves the North American market.

Additionally, demand and sales price paid for finished steel at domestic mills is dampened by imports, which amount to about 30% of all steel sales, consequently hurting demand and selling prices for scrap generated in interior regions of the U.S.

Non-Ferrous:
Copper prices have lately traded sideways within a narrow range, waiting for demand from China to improve. Aluminum continues to exhibit strong demand but availability of supply has improved with the spring weather, which has modestly softened trading prices. Nickel and related hi-temp metal prices have continued to rise due to strong global demand and constricted supply from overseas sources.

Generally, the Company anticipates base metal prices will remain flat, but may gradually improve as the U.S. and European economies continue to improve.

Lead Fabricating:
Demand for many of the Company’s lead products is expected to remain steady. The Company anticipates that pricing will be supported by balanced supply and firm demand. Metalico therefore expects continued strength in most of the markets served by its lead fabricating operations.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the remaining quarters of 2014, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2014	March 31, 2013
Revenue	$135,188	$137,695

Costs and expenses:
Operating expenses	126,447	125,997
Selling, general & administrative expenses	6,348	6,603
Depreciation & amortization	4,392	4,484

	137,187	137,084

Operating (loss) income	(1,999)	611

Financial and other income (expense)
Interest expense	(2,319)	(2,303)
Equity in loss of unconsolidated investee	-	(71)
Other	7	7

	(2,312)	(2,367)

Loss before for income taxes	(4,311)	(1,756)
Benefit for federal and state income taxes	(100)	(524)

Consolidated net loss	(4,211)	(1,232)
Net loss attributable to noncontrolling interest	293	53

Net loss attributable to Metalico, Inc.	$(3,918)	$(1,179)

Diluted loss per common share	$(0.08)	$(0.02)

Diluted weighted average common shares outstanding	48,166,209	47,753,349

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

	March 31,	December 31,
	2014	2013
Assets:

Current Assets	$130,605	$140,473
Property & Equipment, net	96,994	98,748
Intangible and Other Assets	60,675	61,792

Total Assets	$288,274	$301,013

Liabilities & Stockholders’ Equity:

Current Liabilities	$127,026	$28,128
Debt & Other Long-Term Liabilities	17,111	124,653

Total Liabilities	144,137	152,781
Total Metalico, Inc. and Subsidiaries Equity	143,377	147,179
Noncontrolling interest	760	1,053

Total Liabilities & Equity	$288,274	$301,013

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, gain on debt extinguishment, income taxes, other income/expense, equity in loss of unconsolidated investee, depreciation and amortization, and noncontrolling interest. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013
	(UNAUDITED)
	($ thousands)
EBITDA	$2,811	$5,490
Less:
Interest expense	2,319	2,303
Stock-based compensation	125	342
Benefit for federal and state income taxes	(100)	(524)
Equity in loss of unconsolidated investee	-	71
Noncontrolling interest	293	53
Depreciation and amortization	4,392	4,484
Other	(7)	(7)

Net loss	$(4,211)	$(1,232)

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended March 31, 2014 and 2013. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)
Quarter Ended March 31, 2014

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income (loss) before Corporate overhead	($1,999)	($1,167)	$1,033	($1,865)
less: Corporate overhead	-	(1,815)	(165)	1,980

Segment operating income (loss)	($1,999)	($2,982)	$ 868	$ 115

Quarter Ended March 31, 2013

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income (loss) before Corporate overhead	$611	$ 1,203	$1,497	($2,089)
less: Corporate overhead	-	(1,890)	(165)	2,055

Segment operating income (loss)	$611	($687)	$1,332	($34)